[LETTERHEAD OF KEEFE, BRUYETTE & WOODS, INC.]




May 11, 2010

VIA FACSIMILE AND EDGAR
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(202) 772-9216

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

       Re:   Jacksonville Bancorp, Inc.
             Registration Statement on Form S-1 (Registration Number 333-165466) Request for Acceleration of Effectiveness
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Ladies and Gentlemen:

     In accordance with Rule 461 of Regulation C promulgated under the Securities Act of 1933, we hereby join Jacksonville Bancorp, Inc. in requesting that the effective date of the above-referenced Registration Statement be accelerated so that it will become effective at 12:30 p.m. on May 14, 2010, or as soon thereafter as may be practicable.

                                       Very Truly Yours,


                                       Keefe, Bruyette & Woods, Inc.

                                       /s/ Harold T. Hanley

                                       Name:  Harold T. Hanley
                                       Title: Managing Director